Exhibit 5.3

CONSENT OF LEGAL COUNSEL

Re: Registration Statement on Form F-10 of VersaBank.

We refer to the registration statement on Form F-10 dated November 7, 2024 (the “Registration Statement”) of VersaBank to which this consent is exhibited. We hereby consent to the references to this firm on the cover page of the Registration Statement and under the headings “Legal Matters” and “Documents Filed as Part of the Registration Statement.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under the U.S. Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours truly,

/s/ Stikeman Elliott LLP

STIKEMAN ELLIOTT LLP

Toronto, Ontario, Canada

November 7, 2024